Registration  No. 333-

                   SECURITIES AND EXCHANGE COMMISSION

                                FORM S-3
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                    Constellation Energy Corporation
         (Exact Name of Registrant as Specified in its Charter)
                          Maryland and Virginia
                        (States of Incorporation)

                               52-1964611
                  (I.R.S. Employer Identification No.)

              David A. Brune, Vice President and Secretary
            39 W. Lexington Street, Baltimore, Maryland 21201
                             (410) 234-5685
 (Address, including Zip Code, and Telephone Number, including Area Code of Registrant's Principal Executive Offices and Agent for Service)

Approximate  date of  commencement  of proposed  sale to the  public:  After the
effective  date  of  this   Registration   Statement  as  determined  by  market
conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                          Proposed        Proposed
each class of                      maximum         maximum          Amount of
securities to      Amount to      offering        aggregate         registration
be registered      be registered  price per unit  offering price    fee
--------------------------------------------------------------------------------
Medium-Term Notes, $300,000,000      100%*        $300,000,000      $90,910
    Series F
--------------------------------------------------------------------------------
* Inserted solely for the purpose of calculating the registration fee.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 [GRAPHIC OMITTED]




$300,000,000
Medium-Term Notes, Series F

--------------------------------------------------------------------------------
                               P R O S P E C T U S
--------------------------------------------------------------------------------

                                  TERMS OF SALE

Constellation Energy Corporation may sell notes at one or more times with the following terms. The final terms for each note will be included in a pricing supplement. We will receive between $299,625,000 and $297,750,000 of the proceeds from the sale of the notes, after paying the agents commissions of between $375,000 and $2,250,000.


-    Mature 9 months to 30 years


- Fixed or floating interest rate. The floating interest rate formula would be based on:

             Commercial paper rate

             Prime rate

             CD rate

             Federal Funds effective rate

             LIBOR

             Treasury rate

             CMT rate


-    Remarketing features

-    Certificate or book-entry form

-    Subject to redemption and repurchase at option of the company or holder

-    Not convertible, amortized or subject to a sinking fund

-    Interest paid on fixed rate notes on May 1 and November 1

- Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually

-    Minimum denominations of $1,000, increased in multiples of $1,000

-------------------------------------------------------------------------------
The notes have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

LEHMAN BROTHERS
                              GOLDMAN, SACHS & CO.
                                                              MERRIL LYNCH & CO.

                                     Agents

(Once the registration statement is effective, the date of the prospectus will be inserted here.)

                               Prospectus Summary

The information in the Prospectus Summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this prospectus and in the documents incorporated by reference herein.

                        Constellation Energy Corporation

Baltimore Gas and Electric Company (BGE) and Potomac Electric Power Company (PEPCO) have merged into Constellation Energy Corporation. See the section in this Prospectus titled Constellation Energy for additional information.

Business .....................................Electric and Gas Utility

Service  Area   ............................. Maryland-Central Maryland
                                              (including Baltimore City and 10
                                              surrounding counties)

                                              Washington, DC

Service area population (December 31, 1996) ..Electric:  4,650,000;
                                              Gas:       2,000,000

Customers (December 31, 1996) ................Electric:  1,785,994;
                                              Gas:       556,734


  Proforma Selected Financial and Operating Information - December 31, 1996
                 (Amounts in millions, except per share amounts)

Summary of Operations
---------------------
Operating Revenues                                 $ 5,280

Earnings Before Interest, Income Taxes,
   and Depreciation and Amortization               $ 1,769

Net Income                                         $   548

Earnings Per Share                                 $  1.85

Ratio of Earnings to Fixed Charges                    2.64


Financial Statistics at Year End
--------------------------------
Total Assets                                       $15,382

Capitalization:
    Long-Term Debt                                 $ 5,322
    Preferred and Preference Stock                     612
    Common Shareholders' Equity                      4,746
                                                   --------
    Total Capitalization                           $10,680

Book Value Per Share                               $ 17.86


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





WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at htpp://www.constellation.com or at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes. We also incorporate by reference any future filings made with the SEC by BGE and PEPCO between the date of this prospectus and the effective time of the merger of BGE and PEPCO into Constellation Energy under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934. This prospectus is part of a registration statement we filed with the SEC.

- BGE's Annual Report on Form 10-K for the year ended December 31, 1996;

- PEPCO's Annual Report on Form 10-K for the year ended December 31, 1996;

- BGE's Current Reports on Form 8-K dated February 26, 1997, March 7, 1997 and April 7, 1997;

- PEPCO's Current Report on Form 8-K dated April 7, 1997.

You may request a copy of these filings, at no cost, by writing us at:

      Shareholder Services
      Constellation Energy Corporation
      P.O. Box 98295
      Washington, DC  20090-8295

or faxing us at:  (202) 331-6874

or telephoning us at:

    Within Washington, DC  (202) 872-3183
    Outside Washington, DC  1-800-527-3726

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

CONSTELLATION ENERGY

BGE and PEPCO have merged into Constellation Energy Corporation. As a public utility Constellation Energy and its predecessors have, combined, served the Baltimore and Washington metropolitan areas, including the City of Baltimore and the District of Columbia, for over a century. We produce, purchase, transmit, distribute and sell electricity, and purchase, transport and sell natural gas. We jointly own and operate two electric generating plants and one hydro electric plant in Pennsylvania. In addition, we supply, at wholesale, electric energy to the Southern Maryland Electric Cooperative, Inc.

We also have several wholly owned subsidiaries that are engaged in several diversified business activities, including:

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

- energy marketing activities, specifically power marketing, natural gas brokering, energy services and district heating and cooling projects,

- power generation projects outside our service territory,

- investment activities (including leveraged leases of generating plants and aircraft),

- real estate,

- senior living facilities, and

- appliance sales and service, heating and air conditioning sales and service, and home improvements.

Our principal offices will be located in Annapolis, Maryland. However, until the offices are constructed our principal offices will be temporarily located at 39
W. Lexington Street, Baltimore, Maryland 21201; our mailing address is P.O. Box 1475, Baltimore, Maryland 21203-1475; and our telephone number is (410) 234-5000.

PRICING SUPPLEMENT

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business, including repayment of commercial paper borrowings used to finance construction, other capital expenditures, and operations. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. For current information on our commercial paper balances and average interest rate, see our most recent Form 10-K and 10-Q. Please also refer to the BGE and PEPCO Forms 10-K for the year ended December 31, 1996 and any other filings made by BGE and PEPCO prior to the effectiveness of the merger of BGE and PEPCO into Constellation Energy. See Where You Can Find More Information.


--------------------------------------------------------------------------------
                       RATIO OF EARNINGS TO FIXED CHARGES
--------------------------------------------------------------------------------

The proforma Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:
                        Twelve Months Ended December 31,
   1996              1995             1994              1993             1992
   ----              ----             ----              ----             ----
   2.64              2.29              2.74             2.64             2.41

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. For historical information about BGE's and PEPCO's Ratios of Earnings to Fixed Charges, please refer to the BGE and PEPCO Forms 10-K for the year ended December 31, 1996 and any other filings made by BGE and PEPCO prior to the effectiveness of the merger of BGE and PEPCO into Constellation Energy. See Where You Can Find More Information.

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


DESCRIPTION OF THE NOTES

General

We will issue the notes under an indenture between us and the Trustee, The Bank of New York dated April 4, 1997. This prospectus briefly outlines some of the indenture provisions. If you would like more information on these provisions, review the indenture that we filed with the SEC. See Where You Can Find More Information on how to locate the indenture. You may also review the indenture at the Trustee's offices at 101 Barclay Street, New York, New York.

The indenture does not limit the amount of notes that may be issued. Each series of notes may differ as to their terms. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. Please also refer to the BGE and PEPCO Forms 10-K for the year ended December 31, 1996 and any other filings made by BGE and PEPCO prior to the effectiveness of the merger of BGE and PEPCO into Constellation Energy. See Where You Can Find More Information.

The notes are unsecured and will rank equally with all our unsecured indebtedness. The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The notes will not be subject to any conversion, amortization, or sinking fund. It is anticipated that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue notes in certificate form registered in the name of the noteholders.

In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pricing supplement and the note.

Redemptions

We may redeem notes at our option. Notes may be redeemable in whole or in part in increments of $1,000 upon no more than 60, and not less than 30, days prior notice. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

Repurchases

The noteholder may have the right to cause us to repurchase the notes. We will repurchase the notes in whole or in part in increments of $1,000. The method for repurchases differs for book-entry and certificate notes, and is discussed on page 7.

Remarketed Notes

We may issue notes with remarketing features. The applicable pricing supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provisions.

Book-Entry Notes - Registration, Transfer, and Payment of Interest and Principal

Book-entry notes of a series will be issued in the form of a global note that will be deposited with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a

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

record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

- DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

- we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

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


Book-Entry Notes - Method of Repurchase

Participants, on behalf of the owners of beneficial interests in the global notes, may exercise the repurchase option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repurchase. The paying agent must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global notes to notify their participants of their desire to have their note repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Certificate Notes - Registration, Transfer, and Payment of Interest and
Principal

If we issue certificate notes, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.

Holders of over $5 million in principal amount of notes can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least one business day prior to the payment date. Otherwise, payments will be made by check.

Certificate Notes - Method of Repurchase

Noteholders desiring to exercise their repurchase option must notify the paying agent at least 30 but not more than 45 calendar days prior to the repayment date by providing the bank:

- the note, with the section entitled "Option to Elect Repayment" on the reverse of the note completed; or

- a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

     o    the name of the holder;

     o    the principal amount of the note and the amount to be repurchased;

     o the certificate number or the maturity and a description of the terms of the note;

     o    a statement that you wish to sell all or a portion of your note; and

     o a guaranty that the note with the section entitled "Option to Elect Repayment" on the reverse of the note completed will be received by the paying by the paying agent within 5 business days.

The note and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a note, the old note will be canceled and a new note for the remaining principal amount will be issued to you.

Interest Rate

General

We have provided a Glossary at the end of this prospectus to define the capitalized words used in discussing the interest rates payable on the notes.

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but

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

excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The first interest payment on any note originally issued between a record date and interest payment date, or on an interest payment date, will be made on the interest payment date after the next record date.

Interest payments, other than those payable at maturity, redemption or repurchase, will be paid, at our option, by check or wire transfer.

Fixed Rate Notes

Each pricing supplement will designate the fixed rate of interest payable on a note. Interest will be paid May 1 and November 1, and upon maturity, redemption or repurchase. If any payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. The record dates for such notes will be April 15 (for interest to be paid on May 1) and October 15 (for interest to be paid on November 1). Interest payments will be the amount of interest accrued to, but excluding, each May 1 and November 1. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

General

Each floating rate note will have an interest rate formula. The formula may be based on:

- the commercial paper rate;
- the prime rate;
- the CD rate;
- the federal funds effective rate;
- the LIBOR;
- the Treasury rate;
- the CMT rate;
- or another interest rate index.

The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

Date of Interest Rate Change

The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The Interest Reset Date will be:

- for notes which reset daily, each Business Day;

- for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

- for Treasury rate notes which reset weekly, the Tuesday of each week;

- for notes which reset monthly, the third Wednesday of each month;

- for notes which reset quarterly, the third Wednesday of March, June, September and December;

- for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and

- for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

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

The initial interest rate or interest rate formula on each note effective until the first Interest Reset Date will be indicated in the applicable pricing supplement. Thereafter, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

When Interest Rate Is Determined

The Interest Determination Date for all notes (except Treasury rate notes) is the second Business Day before the Interest Reset Date.

The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

When Interest Is Paid

Interest is paid as follows:

- for notes which reset daily or weekly, on the third Wednesday of March, June, September and December; for notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (as indicated in the applicable pricing supplement);

- for notes which reset quarterly, on the third Wednesday of March, June, September, and December;

- for notes which reset semi-annually, on the third Wednesday of the two months specified in the appplicable pricing supplement;

- for notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

- at maturity, redemption or repurchase.

If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day. However, for LIBOR notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day.

The record date will be 15 calendar days prior to each day interest is paid, whether or not such day is a Business Day.

The interest payable will be the amount of interest accrued to, but excluding, the interest payment date. However, for notes on which the interest resets daily or weekly, the interest payable will include interest accrued to and including the record date prior to the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but exclude, the date of maturity, redemption or repurchase.

The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is

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

computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary, as described below) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the notes are Treasury rate notes or CMT rate notes in which case it will be divided by the actual number of days in the year.

All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Commercial Paper Rate Notes

Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the commercial paper rate note and in the applicable pricing supplement.

"Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in Composite Quotations under the heading "Commercial Paper."

(b) If the rate is not published or in Composite Quotations by 3:00 P.M. on the Calculation Date, the Commercial Paper Rate for that Commercial Paper Interest Determination Date will then be calculated by the Calculation Agent in the following manner.

The Commercial Paper Rate will be calculated as the Money Market Yield of the average for the offered rates, as of 11:00 A.M., on that date, of three leading dealers of commercial paper in New York selected for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Prime Rate Notes

Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the prime rate note and in the applicable pricing supplement.

"Prime Rate" means, with respect to any Prime Rate Interest Determination Date,

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

the rate set forth on such date in H.15(519) under the heading "Bank Prime
Loan."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates of interest publicly announced by each bank that appear on the Reuters Screen USPRIMEONE Page as its prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date.

(b) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIMEONE Page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Prime Rate Interest Determination Date by four major money center banks in New York selected by the Calculation Agent.

(c) If fewer than two rates appear, the Prime Rate shall be determined on the basis of the rates furnished in New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the Calculation Agent.

(d) Finally, if the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.


CD Rate Notes

Each CD rate note will bear interest at the rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the CD rate note and in the applicable pricing supplement.

"CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the CD Rate will be the rate on that CD Rate Interest Determination Date for negotiable certificates of deposit having the applicable Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit."

(b) If that rate is not published in Composite Quotations by 3:00 P.M. on that Calculation Date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent as follows:

The CD Rate will be calculated as the average of the secondary market offered rates, as of 10:00 A.M., of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Federal Funds Effective Rate Notes

Each federal funds effective rate note will bear interest at the rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified on the federal funds effective rate note and in the applicable pricing supplement.

"Federal Funds Effective Rate" means, with respect to any Federal Funds Effective Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) prior to 11:00 A.M. under the heading "Federal Funds (Effective)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 11:00 A.M. on the Calculation Date, then the Federal Funds Effective Rate will be the rate on that Federal Funds Effective Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate."

(b) If that rate is not published in Composite Quotations by 3:00 P.M. on the Calculation Date, the Federal Funds Effective Rate for that Federal Funds Effective Interest Determination Date will be calculated by the Calculation Agent as follows:

The Federal Funds Effective Rate will be the average of the rates, as of 11:00 A.M. on that date, for the last transaction in overnight Federal Funds arranged by three leading brokers of federal funds transaction in New York selected by the Calculation Agent.

(c) Finally, if fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

LIBOR Notes

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR note and in the applicable pricing supplement.

LIBOR will be determined by the Calculation Agent as follows:

(a) With respect to any LIBOR Interest Determination Date, LIBOR will be determined by either:

(1) the average of the offered rates for deposits of not less than $1,000,000 in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, beginning on the second Business Day immediately after that date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

(2) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, beginning on the second London Business Day immediately after such date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that date.

If neither Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

In the case where (1) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (2) above applies, if no rate appears on the Telerate Page

3750, LIBOR for that date will be determined as follows:

(b) LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The offered rates must begin on the second Business Day immediately after that LIBOR Interest Determination Date.

The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

(c) If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M., New York City time, on such date by three major banks in New York, selected by the Calculation Agent. The rates will be for loans in U.S. dollars to leading European banks having the specified Index Maturity beginning on the second Business Day after that date and in a Representative Amount.

(d) Finally, if fewer than three banks are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Treasury Rate Notes

Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury rate note and in the applicable pricing supplement.

"Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) by 9:00 A.M. on the applicable Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury.

(b) If the results of the auction of Treasury bills having the applicable Index Maturity are not published in H.15(519) by 9:00 A.M., or otherwise published or reported as provided above by 3:00 P.M., on the Calculation Date, or if no auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates as of approximately 3:30 P.M. on the Treasury Interest Determination Date, of three leading primary United States government securities dealers in New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the period will be the same as the rate of interest in effect for the prior interest reset period.

CMT Rate Notes

Each CMT rate note will bear interest at the rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified on such CMT rate note and in the applicable pricing supplement.

"CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "... Treasury Constant Maturities.. Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the applicable Index Maturity designated in the applicable pricing supplement for:

(1) if the Designated CMT Telerate Page is 7055, the rate for the applicable CMT Interest Determination Date; or

(2) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the CMT Interest Determination Date occurs.

The following procedures will occur if the rate cannot be set as described above:

(a) If no page is specified in the applicable pricing supplement and on the face of such CMT Rate Note, the Designated CMT Telerate Page shall be 7052, for the most recent week. If such rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M. on the related Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the applicable Index Maturity as published in the relevant H.15 (519).

(b) If that rate is no longer published in H.15(519), or is not published by 3:00 P.M. on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be the Treasury constant maturity rate for the applicable Index Maturity (or other United States Treasury rate for such Index Maturity for that CMT Interest Determination Date with respect to such Interest Reset Date) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

(c) If that information is not provided by 3:00 P.M. on the related Calculation Date, then the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 P.M. on that CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York selected by the Calculation Agent. These dealers will be selected from five such Reference Dealers.

The Calculation Agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the applicable Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year.

If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the applicable Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

(d) If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 P.M. on that CMT Interest Determination Date of three Reference Dealers in New York selected by the Calculation Agent using the same method described above, for Treasury Notes with an original maturity of the number of years that is the next highest to the applicable Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million.

If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

(e) Finally, if fewer than three Reference Dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Event of Default

"Event of Default" means any of the following:

- failure to pay the principal of (or premium, if any, on) any note of a series when due and payable;

- failure to pay for 30 days any interest on any note of any series;

- failure to perform any other requirements in the notes, or in the indenture in regard to such notes, for 60 days after notice; or

- certain events of insolvency.

An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the indenture. If an Event of Default shall have occurred and be continuing the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected by an Event of Default may require us to repay the entire principal of the notes of such series immediately. Subject to certain conditions, this requirement may be rescinded by the holders of at least a majority in aggregate principal amount of the notes of the series.

The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such notes of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provisions of the indenture.

Subject to the provisions of the indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Modification of Indenture

Under the indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change requires the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes of all series to be affected, voting as one class. However, no changes to the terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

Consolidation, Merger or Sale

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

- we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the notes and the performance and observance of all the covenants and conditions of the indenture binding on us; and

- we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture.


PLAN OF DISTRIBUTION

We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Notes may be sold on a continuing basis through agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment.

The notes will be sold to the public at 100% of their principal amount. Agents will receive commissions from .125% to .75% of the principal amount per note depending on the maturity of the note they sell. We will receive from 99.875% to 99.25% of the principal amount of each note, before deducting expenses of approximately $350,000.

The Agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

By Underwriters

If underwriters are used in the sale, the notes will be acquired by the underwriters for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions. The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

Prior to the merger, either a BGE or PEPCO lawyer will issue an opinion regarding certain legal matters in connection with the notes offered hereby. That lawyer will rely upon the opinion of Piper & Marbury L.L.P. as to matters of Virginia law.

After the merger, one of our lawyers will issue an opinion regarding certain legal matters in connection with the notes offered hereby. That lawyer will rely upon the opinion of Piper & Marbury L.L.P. as to matters of Virginia law. Cahill Gordon & Reindel, New York, NY will issue an opinion for the agents or underwriters. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935 and upon the opinion of Piper & Marbury L.L.P. as to matters of Virginia law.



EXPERTS

Coopers & Lybrand, L.L.P., independent accountants, audited BGE's annual financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement and Price Waterhouse LLP audited PEPCO's annual financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference in reliance upon the authority of Coopers & Lybrand L.L.P. and Price Waterhouse LLP as experts in accounting and auditing in giving their respective reports.

                                    GLOSSARY

Set forth below are definitions of some of the terms used in this Prospectus.

      "Business Day" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in Maryland, or in New York, New York, are authorized or obligated by law or executive order to be closed, and (b) with respect to LIBOR Notes only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market ("London Business Day").

      "Calculation Agent" means the entity chosen by the Company to perform the duties related to interest rate calculation and resets for floating rate notes.

      "Calculation Date" means the date on which the Calculation Agent calculates an interest rate for a floating rate note, which will be one of the following:

               "Prime Rate" - tenth day after the related Prime Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

               "CD  Rate"  - tenth  day  after  the  related  CD  Rate  Interest
         Determination Date or, if such day is not a Business Day, the next Business Day.

               "CMT Rate" - tenth day after the related CMT Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

               "Commercial Paper Rate" - tenth day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

               "LIBOR" - the LIBOR Interest Determination Date.

               "Treasury Rate" - tenth day after the related Treasury Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

               "Federal Funds Effective Rate" - tenth day after the related Federal Funds Effective Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

      "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication, published by The Federal Reserve Bank of New York.

      "Designated CMT Telerate Page" means the display on the Dow Jones
Telerate Service on the page designated in the applicable pricing supplement and on the face of such CMT Rate Note (or any other page as may replace such page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

      "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

      "Index Maturity" means, with respect to a floating rate note, the period to maturity of the note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

      "Interest Determination Date" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR which is calculated on the related LIBOR Interest Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the note.

      "Interest Reset Date" means the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any Interest Determination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the note.

      "Money Market Yield" is the yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

                                         D X 360
             Money Market Yield =  ___________________ X 100
                                       360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

      "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

      "Reuters Screen USPRIMEONE Page" means the display designated as page "USPRIMEONE" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIMEONE page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

      "Spread" means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

      "Spread Multiplier" means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

      "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

                                Table of Contents

                                                      Page
PROSPECTUS SUMMARY..............................        2

WHERE YOU CAN FIND MORE INFORMATION.............        3

CONSTELLATION ENERGY............................        3

PRICING SUPPLEMENT..............................        4

USE OF PROCEEDS.................................        4

RATIO OF EARNINGS TO FIXED CHARGES..............        4

DESCRIPTION OF THE NOTES........................        5
    General. ...................................        5
    Redemptions.................................        5
    Repurchases.................................        5
    Remarketed Notes............................        5
    Book-Entry Notes - Registration, Transfer,
     and Payment of Interest and Principal......        5
    Book-Entry Notes- Method of Repurchase......        7
    Certificate Notes- Registration, Transfer
     and  Payment of Interest and Principal.....        7
    Certificate Notes- Method of Repurchase.....        7
    Interest Rate...............................        7
        General.................................        7
        Fixed Rate Notes........................        8
        Floating Rate Notes.....................        8
           General..............................        8
           Date of Interest Rate Change.........        8
           When Interest Rate Is Determined.....        9
           When Interest Is Paid................        9
           Commercial Paper Rate Notes..........       10
           Prime Rate Notes.....................       10
           CD Rate Notes........................       11
           Federal Funds Effective Rate.Notes...       12
           LIBOR Notes..........................       12
           Treasury Rate Notes..................       13
           CMT Rate Notes.......................       14
    Event of Default............................       15
    Modification of Indenture....................      16
    Consolidation, Merger or Sale...............       16

PLAN OF DISTRIBUTION............................       16

LEGAL OPINIONS..................................       17

EXPERTS.........................................       17

GLOSSARY........................................       18





[GRAPHIC OMITTED]



                                  $300,000,000
                                Medium-Term Notes
                                    Series F


--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------






                                 LEHMAN BROTHERS
                              GOLDMAN, SACHS & CO.
                               MERRILL LYNCH & CO.




                            __________________ , 1997

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
  Securities and Exchange Commission Registration Fee...... $ 90,910
  Services of Independent Accountants......................   65,000*
  Trustee Fees and Expenses................................   15,000*
  Legal Fees and Expenses..................................   35,000*
  Debt Securities Rating Fees..............................  107,000*
  Printing and Delivery Expenses...........................   20,000*
  Miscellaneous Expenses...................................   17,090*
                                                            ---------
  Total                                                     $350,000*
                                                            ---------
  -------------
   * Estimated

Item 15.  Indemnification of Directors and Officers.

      Article Seventh of the Corporation's Charter and Article VI of the Corporation's By-laws provide that to the fullest extent permitted by applicable statutory or decisional law, as amended or interpreted, no director or officer of the Corporation will be personally liable to the Corporation or its shareholders for monetary damages.

      Under Section 2-418 of the Maryland General Corporation Law ("MGCL"), a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Under Section 2-418(b)(1)(i)-(iii), a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding and (1) was committed in bad faith; or (2) was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

      A Maryland corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met. A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute. The indemnification and advancement of expenses provided or authorized by this statute may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

     Under Section 13.1-697 of the Virginia Stock Corporation Act ("VSCA"), a Virginia corporation may indemnify a Director who was, is, or is threatened to be made a party to any Proceeding if the Director acted in good faith and (i) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation or, in the case of other conduct, that his conduct was at least not opposed to the best interests of the corporation, or (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a Director in connection with (i) a Proceeding by or in the right of the corporation in which the Director was found liable to the corporation or
(ii) any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received. Indemnification permitted under this section of the VSCA in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the Proceeding.

      Under Section 13.1-698, unless limited by its Articles of Incorporation, a corporation must indemnify against reasonable expenses a Director who entirely prevails in the defense of any Proceeding to which he was a party because he is or was a Director of the corporation.

       Under Section 13.1-700.1, a court of appropriate jurisdiction, upon the application of a Director, may order a corporation to advance or reimburse expenses or provide indemnification if the court determines that the Director is so entitled. With respect to a Proceeding by or in the right of the corporation, a court may order indemnification of the Director to the extent of his reasonable expenses even though he was adjudged liable to the corporation.

     Under Section 13.1-699, a corporation may advance reasonable expenses to a Director made a party to a Proceeding under certain circumstances, including the furnishing by the Director of (i) a written statement of his good faith belief that he has met the standard of conduct necessary to obtain indemnification and
(ii) a written undertaking to repay the advance if it is ultimately determined that he did not meet that standard. Under Section 13.1-702, a corporation may indemnify an officer, employee or agent of a corporation to the same extent as a Director. Under Section 13.1-704, a corporation may provide indemnification in addition to that provided by statute if authorized by its Articles of Incorporation, a bylaw made by the shareholders, or any resolution adopted by the shareholders, except indemnification against willful misconduct or a knowing violation of the criminal law.

      Pursuant to Section 7.5 of the merger agreement regarding the merger of Baltimore Gas and Electric Company (BGE) and Potomac Electric Power Company (PEPCO) into the Corporation, the Corporation will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former directors, officers and employees of each of the Corporation, BGE, PEPCO, and their respective subsidiaries against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, costs, liabilities, judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (a) based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of such party or any subsidiary thereof, and (b) pertaining to any matter existing or occurring at or prior to the effective time of the merger of BGE and PEPCO into the Corporation (the "Effective Time"), whether asserted or claimed prior to, at or after the Effective Time, and (ii) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages, costs, liabilities, judgments, or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated thereby.

      Further, the Corporation will for a period of six years after the Effective Time, cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by BGE and PEPCO; provided that the Corporation may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Corporation not greater than 200% of the current aggregate annual premiums for the policies currently maintained by BGE and PEPCO for their directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, the Corporation will maintain or obtain as much of such insurance for each of BGE and PEPCO as can be so maintained or obtained at a cost equal to 200% of the respective current annual premiums of each of BGE and PEPCO for their directors' and officers' liability insurance.

Item 16.  Exhibits.

      Reference is made to the Exhibit Index filed as a part of this Registration Statement.

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Constellation Energy Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 9th day of April, 1997.

                              CONSTELLATION ENERGY CORPORATION
                              (Registrant)

                              By:     /s/ David A. Brune
                                -----------------------------
                                        David A. Brune
                                        Vice President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature               Title                 Date
     ---------               -----                 ----

Principal executive
officer and director:

* Charles W. Shivery     Chairman of the        April 9, 1997
                         Board, Chief
                         Executive Officer
                         and Director


Principal financial
and accounting officer
and director:

 /s/ David A. Brune      Vice President         April 9, 1997
--------------------     and Secretary
   David A. Brune


 * Dennis R. Wraase      Director               April 9, 1997




* By: /s/ David A. Brune
     --------------------
        David A. Brune
       Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number

1(a) Form of Agency Agreement, including Administrative Procedures; and Form of Purchase Agreement, including Standard Purchase Provisions.

1(b)      Form of Interest Calculation Agency Agreement.

4(a) Indenture dated as of April 4, 1997 between the Corporation and The Bank of New York.

4(b)      Form of Medium-Term Note, Series F (Fixed Rate).

4(c)      Form  of  Medium-Term Note,  Series  F  (Floating Rate)

5(a)      Opinion of Counsel of the Corporation as to the legality of the Notes.

5(b)      Opinion  of  Piper & Marbury  L.L.P.  as to the legality of the Notes.

12        Proforma Computation of Ratio of Earnings to Fixed Charges


23(a)     Consent of Counsel of the Corporation (included in Exhibit 5(a)).

23(b)     Consent  of  Piper & Marbury L.L.P. (included  in Exhibit 5(b)).

23(c)     Consent of Coopers & Lybrand, L.L.P., Independent Accountants

23(d)     Consent  of  Price Waterhouse,  LLP,  Independent Accountants

24        Power of Attorney.

25 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 (Form T-1) of The Bank of New York, Trustee.

99(a)* Corporations and Associations Article, Section 2- 418 of the Annotated Code of Maryland (Designated as Exhibit 99(a) to the Form S-3 File No. 333- 24705 filed April 7, 1997).

99(b)*    Article 10 of the  Virginia  Stock  Corporations  Act  (Designated  as
          Exhibit  99(b) to the Form S-3 File  No.  333-  24705  filed  April 7,
          1997).

------------------
*      Incorporated by reference.